Preliminary Pricing Supplement No. 2,886 Registration Statement Nos. 333-275587, 333-275587-01 Dated July 9, 2024 Filed Pursuant to Rule 424(b)(2)

Morgan Stanley Finance LLC Trigger Autocallable Notes Linked to the S&P 500® Index due July 13, 2026

Fully and Unconditionally Guaranteed by Morgan Stanley

Principal at Risk Securities

Investment Description

These Trigger Autocallable Notes (the “Securities”) are unsecured and unsubordinated debt obligations of Morgan Stanley Finance LLC (“MSFL”) and are fully and unconditionally guaranteed by Morgan Stanley. The Securities provide returns based on the performance of the S&P 500® Index (the “Underlying”). Beginning after six months, if the closing level of the Underlying on any quarterly Observation Date beginning January 9, 2025 (including the Final Observation Date) is equal to or greater than the Initial Level, MSFL will automatically call the Securities and pay the principal amount of the Securities plus a Call Return that will vary depending on the Observation Date and will reflect a fixed Call Return Rate on a per-annum basis. If the Securities are not automatically called and the Final Level is less than the Initial Level but greater than or equal to the Downside Threshold, MSFL will pay you the principal amount at maturity. However, if the Final Level is less than the Downside Threshold, MSFL will pay you significantly less than the full principal amount, if anything, at maturity, resulting in a loss on your principal amount that is proportionate to the full decline in the level of the Underlying from the Trade Date to the Final Observation Date. Investors will not participate in any appreciation of the Underlying. The Securities may be appropriate for investors who are willing to risk their entire principal at maturity and are willing to forgo current income in exchange for the possibility of receiving the Call Return prior to or at maturity, if the closing level of the Underlying is at or above the Initial Level as of one of the quarterly Observation Dates (beginning after six months), and, if the Securities have not been called, in exchange for a contingent repayment of principal, but only if the Final Level has not declined below the Downside Threshold. Investing in the Securities involves significant risks. You may lose a significant portion or all of your principal amount. Generally, the higher the Call Return Rate for the Securities, the greater the risk of loss on those Securities. The Downside Threshold is observed only on the Final Observation Date and the contingent downside market exposure applies at maturity; if you are able to sell the Securities prior to maturity, you may receive substantially less than the principal amount even if the level of the Underlying is greater than the Downside Threshold at the time of sale.

All payments are subject to our credit risk. If we default on our obligations, you could lose some or all of your investment. These Securities are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.

Features	Key Dates*

❑Automatically Callable: Beginning after six months, MSFL will automatically call the Securities and pay you the principal amount plus a Call Return if the Observation Date Closing Level on any quarterly Observation Date beginning January 9, 2025 (including the Final Observation Date) is equal to or greater than the Initial Level, and no further payments will be made on the Securities. The Call Return will vary depending on the Observation Date and will reflect a fixed Call Return Rate on a per-annum basis. If the Securities are not called, investors will have the potential for downside equity market risk at maturity.

❑Contingent Downside Market Exposure: If the Securities have not been called and the Final Level is less than the Initial Level but equal to or greater than the Downside Threshold, MSFL will pay you the principal amount per Security at maturity. However, if the Final Level is less than the Downside Threshold, MSFL will repay significantly less than the principal amount, if anything, at maturity, resulting in a loss on your principal amount that is proportionate to the full decline in the level of the Underlying from the Trade Date to the Final Observation Date. The Downside Threshold is observed only on the Final Observation Date and the contingent downside market exposure applies at maturity; if you are able to sell the Securities prior to maturity, you may receive substantially less than the principal amount even if the level of the Underlying is greater than the Downside Threshold at the time of sale. Any payment on the Securities is subject to our creditworthiness.

Trade Date	July 9, 2024
Settlement Date	July 11, 2024
Observation Dates	Quarterly, beginning January 9, 2025. See “Call Returns and Observation Dates” on page 6 for details.
Final Observation Date**	July 9, 2026
Maturity Date**	July 13, 2026

* Expected. In the event that we make any change to the expected Trade Date and Settlement Date, we may change the Observation Dates, the Final Observation Date and/or the Maturity Date so that the stated term of the Securities remains the same.

** Subject to postponement in the event of a market disruption event or for non-index business days. See “Postponement of Determination Dates” in the accompanying product supplement.

NOTICE TO INVESTORS: THE SECURITIES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. THE SECURITIES DO NOT GUARANTEE THE REPAYMENT OF THE FULL PRINCIPAL AMOUNT AT MATURITY, AND THE SECURITIES CAN HAVE DOWNSIDE MARKET RISK SIMILAR TO THE UNDERLYING. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING OUR DEBT OBLIGATIONS. YOU SHOULD NOT PURCHASE THE SECURITIES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE SECURITIES. THE SECURITIES WILL NOT BE LISTED ON ANY SECURITIES EXCHANGE.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE 8 BEFORE PURCHASING ANY SECURITIES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR SECURITIES. YOU MAY LOSE A SIGNIFICANT PORTION OR ALL OF YOUR PRINCIPAL AMOUNT.

Security Offering

We are offering the Trigger Autocallable Notes linked to the S&P 500® Index. The actual Initial Level and Downside Threshold will be determined on the Trade Date. The Securities are offered at a minimum investment of $1,000 in denominations of $10 and integral multiples thereof.

Underlying	Call Return Rate*	Initial Level	Downside Threshold	CUSIP	ISIN
S&P 500® Index	8.20% per annum		80% of the Initial Level	61776P108	US61776P1084

* If the Securities are called, the Call Price will be a fixed amount based on the Call Return with respect to each Observation Date. See “Call Returns and Observation Dates” on page 6.

See “Additional Information about Morgan Stanley, MSFL and the Securities” on page 2. The Securities will have the terms set forth in the accompanying prospectus and product supplement and this preliminary pricing supplement.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these Securities or passed upon the adequacy or accuracy of this preliminary pricing supplement or the accompanying product supplement or prospectus. Any representation to the contrary is a criminal offense. The Securities are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

Estimated value on the Trade Date	Approximately $9.802 per Security, or within $0.25 of that estimate. See “Additional Information about Morgan Stanley, MSFL and the Securities” on page 2.
	Price to Public	Underwriting Discount(1)	Proceeds to Us(2)
Per Security	$10	$0.15	$9.85
Total	$	$	$

(1) UBS Financial Services Inc., acting as dealer, will receive from Morgan Stanley & Co. LLC, the agent, a fixed sales commission of $0.15 for each Security it sells. For more information, please see “Supplemental Plan of Distribution; Conflicts of Interest” beginning on page 21 of this preliminary pricing supplement.

(2) See “Use of Proceeds and Hedging” on page 21.

The agent for this offering, Morgan Stanley & Co. LLC (“MS & Co.”), is our affiliate and a wholly owned subsidiary of Morgan Stanley. See “Supplemental Plan of Distribution; Conflicts of Interest” beginning on page 21 of this preliminary pricing supplement.

Morgan Stanley   UBS Financial Services Inc.

Additional Information about Morgan Stanley, MSFL and the Securities

Morgan Stanley and MSFL have filed a registration statement (including a prospectus, as supplemented by a product supplement and an index supplement) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the product supplement, the index supplement and any other documents relating to this offering that Morgan Stanley and MSFL have filed with the SEC for more complete information about Morgan Stanley, MSFL and this offering. When you read the accompanying product supplement and index supplement, please note that all references in such supplements to the prospectus dated November 16, 2023, or to any sections therein, should refer instead to the accompanying prospectus dated April 12, 2024 or to the corresponding sections of such prospectus, as applicable. You may get these documents for free by visiting EDGAR on the SEC website at.www.sec.gov. Alternatively, Morgan Stanley, MSFL, any underwriter or any dealer participating in this offering will arrange to send you the prospectus, the index supplement and the product supplement if you so request by calling toll-free 1-(800)-584-6837.

You may access the accompanying product supplement, index supplement and prospectus on the SEC website at.www.sec.gov as follows:

♦Product supplement for auto-callable securities dated November 16, 2023
https://www.sec.gov/Archives/edgar/data/895421/000095010323016333/dp202676_424b2-epsacallsec.htm

♦Index supplement dated November 16, 2023:
https://www.sec.gov/Archives/edgar/data/895421/000095010323016332/dp202718_424b2-isn2023.htm

♦Prospectus dated April 12, 2024:
https://www.sec.gov/Archives/edgar/data/895421/000095010324005205/dp209505_424b2-base.htm

References to “MSFL” refer only to MSFL, references to “Morgan Stanley” refer only to Morgan Stanley and references to “we,” “our” and “us” refer to MSFL and Morgan Stanley collectively. In this document, the “Securities” refers to the Trigger Autocallable Notes that are offered hereby. Also, references to the accompanying “prospectus,” “index supplement” and “product supplement” mean the prospectus filed by MSFL and Morgan Stanley dated April 12, 2024, the index supplement filed by MSFL and Morgan Stanley dated November 16, 2023 and the product supplement for auto-callable securities filed by MSFL and Morgan Stanley dated November 16, 2023, respectively.

You should rely only on the information incorporated by reference or provided in this preliminary pricing supplement or the accompanying product supplement, index supplement and prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these Securities in any state where the offer is not permitted. You should not assume that the information in this preliminary pricing supplement or the accompanying product supplement, index supplement and prospectus is accurate as of any date other than the date on the front of this document.

The Issue Price of each Security is $10. This price includes costs associated with issuing, selling, structuring and hedging the Securities, which are borne by you, and, consequently, the estimated value of the Securities on the Trade Date will be less than $10. We estimate that the value of each Security on the Trade Date will be approximately $9.802, or within $0.25 of that estimate. Our estimate of the value of the Securities as determined on the Trade Date will be set forth in the final pricing supplement.

What goes into the estimated value on the Trade Date?

In valuing the Securities on the Trade Date, we take into account that the Securities comprise both a debt component and a performance-based component linked to the Underlying. The estimated value of the Securities is determined using our own pricing and valuation models, market inputs and assumptions relating to the Underlying, instruments based on the Underlying, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market.

What determines the economic terms of the Securities?

In determining the economic terms of the Securities, including the Call Return Rate and the Downside Threshold, we use an internal funding rate, which is likely to be lower than our secondary market credit spreads and therefore advantageous to us. If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more of the economic terms of the Securities would be more favorable to you.

What is the relationship between the estimated value on the Trade Date and the secondary market price of the Securities?

The price at which MS & Co. purchases the Securities in the secondary market, absent changes in market conditions, including those related to the Underlying, may vary from, and be lower than, the estimated value on the Trade Date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type and other factors. However, because the costs associated with issuing, selling, structuring and hedging the Securities are not fully deducted upon issuance, for a period of up to 5 months following the Settlement Date, to the extent that MS & Co. may buy or sell the Securities in the secondary market, absent changes in market conditions, including those related to the Underlying, and to our secondary market credit spreads, it would do so based on values higher than the estimated value. We expect that those higher values will also be reflected in your brokerage account statements.

MS & Co. currently intends, but is not obligated, to make a market in the Securities, and, if it once chooses to make a market, may cease doing so at any time.

Investor Suitability
The Securities may be suitable for you if:	The Securities may not be suitable for you if:

♦You fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment in the Securities.

♦You can tolerate a loss of all or a substantial portion of your investment and are willing to make an investment that may have the same downside market risk as the Underlying.

♦You understand and accept the risks associated with the Underlying.

♦You believe the Underlying will close at or above the Initial Level on one of the Observation Dates (beginning after six months) or will close at or above the Downside Threshold on the Final Observation Date.

♦You understand and accept that you will not participate in any appreciation in the level of the Underlying and that your potential return is limited to the applicable Call Return.

♦You can tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations of the Underlying.

♦You are willing to invest in the Securities based on the Downside Threshold specified on the cover hereof.

♦You are willing to invest in the Securities based on the Call Return Rate specified on the cover hereof.

♦You do not seek current income from this investment and are willing to forgo dividends paid on the constituent stocks of the Underlying.

♦You are willing to invest in securities that may be called early and you are otherwise willing to hold such securities to maturity, as set forth on the cover page of this preliminary pricing supplement.

♦You accept that there may be little or no secondary market for the Securities and that any secondary market will depend in large part on the price, if any, at which MS & Co. is willing to trade the Securities.

♦You are willing to assume our credit risk for all payments under the Securities, and understand that we default on our obligations you may not receive any amounts due to you and could lose your entire investment.

♦You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment in the Securities.

♦You cannot tolerate a loss of all or a substantial portion of your investment, and are unwilling to make an investment that may have the same downside market risk as the Underlying.

♦You require an investment designed to provide a full return of principal at maturity.

♦You do not understand and accept the risks associated with the Underlying.

♦You believe that the level of the Underlying will decline during the term of the Securities and is likely to close below the Downside Threshold on the Final Observation Date, exposing you to the full decline in the Underlying.

♦You seek an investment that participates in the full appreciation in the level of the Underlying or that has unlimited return potential.

♦You cannot tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations of the Underlying.

♦You are unwilling to invest in the Securities based on the Downside Threshold specified on the cover hereof.

♦You are unwilling to invest in the Securities based on the Call Return Rate specified on the cover hereof.

♦You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings.

♦You seek current income from this investment or prefer to receive the dividends paid on the constituent stocks of the Underlying, if any.

♦You are unable or unwilling to hold securities that may be called early, or you are otherwise unable or unwilling to hold such securities to maturity, as set forth on the cover page of this preliminary pricing supplement, or you seek an investment for which there will be an active secondary market.

♦You are not willing to assume our credit risk for all payments under the Securities.

The investor suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review carefully the sections entitled “Key Risks” beginning on page 8 of this preliminary pricing supplement and “Risk Factors” beginning on page 7 of the accompanying prospectus and page S-38 of the accompanying product supplement for risks related to an investment in the Securities. For additional information about the Underlying, see the information set forth under “S&P 500® Index” on page 18.

Terms
Issuer	Morgan Stanley Finance LLC
Guarantor	Morgan Stanley
Issue Price	$10.00 per Security. The Securities are offered at a minimum investment of 100 Securities.
Underlying	S&P 500® Index
Principal Amount	$10.00 per Security
Term	Approximately 2 years, unless called earlier
Automatic Call Feature

The Securities will be called automatically if the Observation Date Closing Level on any Observation Date (beginning after six months), including the Final Observation Date, is equal to or greater than the Initial Level.

If the Securities are called, MSFL will pay you on the related Call Settlement Date a Call Price per Security calculated as follows (see “Call Returns and Observation Dates” on page 6):

$10 + ($10 x Call Return)

After the Securities have been called, no further payments will be made on the Securities.

Call Return and Call Return Rate

The Call Return varies depending on the Observation Date and increases the longer the Securities are outstanding.  The Call Return is based on a Call Return Rate of 8.20% per annum.

See “Call Returns and Observation Dates” on page 6.

Trade Date	July 9, 2024
Settlement Date	July 11, 2024
Observation Dates	Quarterly, beginning January 9, 2025. See “Call Returns and Observation Dates” on page 6.
Final Observation Date	July 9, 2026*
Maturity Date	July 13, 2026*
Call Settlement Dates	See “Call Returns and Observation Dates” on page 6. The Call Settlement Date with respect to the Final Observation Date will be the Maturity Date.
* Subject to postponement in the event of a Market Disruption Event or for non-Index Business Days. See “Postponement of Determination Dates” in the accompanying product supplement.

Payment at Maturity (per Security)

If the Securities are not automatically called prior to or on the Maturity Date, MSFL will pay you a cash payment on the Maturity Date based on the Final Level, as follows:

If the Securities are not called prior to or on the Maturity Date, and the Final Level is less than the Initial Level but equal to or greater than the Downside Threshold, MSFL will pay you the $10 principal amount.

If the Securities are not called prior to or on the Maturity Date, and the Final Level is less than the Downside Threshold, MSFL will pay you an amount per Security calculated as follows:

$10 × (1 + Underlying Return)

In this case, you will lose a significant portion and could lose all of the principal amount in an amount proportionate to the full decline of the Underlying from the Trade Date to the Final Observation Date.

Observation Date Closing Level	The Closing Level of the Underlying on any Observation Date.
Underlying Return	Final Level – Initial Level Initial Level

Initial Level	, which is the Closing Level of the Underlying on the Trade Date.
Final Level	The Closing Level of the Underlying on the Final Observation Date.
Downside Threshold	80% of the Initial Level
Trustee	The Bank of New York Mellon
Calculation Agent	MS & Co.

Investing in the Securities involves significant risks. You may lose YOUR ENTIRE principal amount. Any payment on the Securities is subject to OUR creditworthiness. If WE were to default on OUR payment obligations, you may not receive any amounts owed to you under the Securities and you could lose your entire investment.

Call Returns and Observation Dates

Observation Date	Call Settlement Date / Maturity Date**	Call Return (Based on a Call Return Rate of 8.20% per annum)***	Call Price (per $10 of Securities)
1/9/2025	1/13/2025	4.10%	$10.410
4/9/2025	4/11/2025	6.15%	$10.615
7/14/2025	7/16/2025	8.20%	$10.820
10/9/2025	10/14/2025	10.25%	$11.025
1/9/2026	1/13/2026	12.30%	$11.230
4/9/2026	4/13/2026	14.35%	$11.435
7/9/2026 (the Final Observation Date)*	7/13/2026 (the Maturity Date)*	16.40%	$11.640

* Subject to postponement in the event of a market disruption event or for non-index business days. See “Postponement of Determination Dates” in the accompanying product supplement.

** If, due to a market disruption event or otherwise, any Observation Date (including the Final Observation Date) is postponed so that it falls less than two business days prior to the scheduled Call Settlement Date, the Call Settlement Date or Maturity Date, as applicable, will be postponed to the second business day following that Observation Date as postponed.

*** If the Securities are called following any Observation Date, the Call Price will be a fixed amount based on the Call Return with respect to each Observation Date, as specified above, regardless of the actual number of days during such period.

Investment Timeline

The Initial Level and Downside Threshold are determined.

Beginning after six months, the Securities will be called automatically if the Observation Date Closing Level on any Observation Date (beginning after six months) (including the Final Observation Date) is equal to or greater than the Initial Level.

If the Securities are called, MSFL will pay you a Call Price per Security calculated as follows:

$10 + ($10 x Call Return)

After the Securities are called, no further payments will be made on the Securities.

The Final Level is determined as of the Final Observation Date.

If the Securities are not automatically called prior to or on the Maturity Date and the Final Level is equal to or greater than the Downside Threshold but below the Initial Level, MSFL will pay you the $10 principal amount.

If the Securities are not automatically called prior to or on the Maturity Date and the Final Level is less than the Downside Threshold, MSFL will pay you an amount calculated as follows:

$10 × (1+ Underlying Return)

This will be less than the $10 principal amount by an amount proportionate to the full negative Underlying Return, and you could lose your entire investment.

Key Risks

An investment in the Securities involves significant risks. The material risks that apply to the Securities are summarized here, but we urge you to also read the “Risk Factors” section of the accompanying prospectus and product supplement. You should also consult your investment, legal, tax, accounting and other advisers in connection with your investment in the Securities.

Risks Relating to an Investment in the Securities

♦The Securities do not pay interest or guarantee the return of any principal. The terms of the Securities differ from those of ordinary debt securities in that the Securities do not pay interest or guarantee the return of any of the principal amount at maturity. In addition, while the Securities will generally offer the possibility of a higher return if the Securities are automatically called than the potential return payable on our ordinary debt securities with a similar maturity, this higher return potential reflects the risk that you may not receive a positive return on the Securities and may lose a significant portion or all of your investment if the Securities have not been called prior to maturity and if the Final Level is less than the Downside Threshold. In this case, you will be exposed to the full negative Underlying Return, and MSFL will pay you an amount at maturity that is significantly less than the $10 principal amount, resulting in a loss proportionate to the full decline of the Underlying over the term of the Securities. You could lose your entire principal amount.

♦The appreciation potential of the Securities is limited by the fixed Call Returns specified for each Observation Date. The appreciation potential of the Securities is limited to the fixed Call Returns specified for each Observation Date if the Underlying closes at or above the Initial Level on any Observation Date (beginning after six months), including the Final Observation Date, and you will not participate in any appreciation of the Underlying, which could be significant. If the Securities are not previously called and the Final Level is less than the Downside Threshold, you will be fully exposed to the decline in the level of the Underlying from the Trade Date to the Final Observation Date, and you will lose a significant portion or all of your investment.

♦You may incur a loss on your investment if you sell your Securities prior to maturity. The Downside Threshold is observed only on the Final Observation Date and the contingent downside market exposure applies at maturity. If you are able to sell your Securities in the secondary market prior to maturity, you may have to sell them at a loss relative to your initial investment even if the level of the Underlying is above the Downside Threshold at that time.

♦Early redemption risk. The term of your investment in the Securities may be limited to as short as approximately six months by the automatic call feature of the Securities. If the Securities are called prior to maturity, you will not receive any further payments on the Securities and you may be forced to invest in a lower interest rate environment and may not be able to reinvest at comparable terms or for similar returns. Generally, the longer the Securities have been outstanding, the less likely it is that they will be automatically called, because the level of the Underlying will necessarily have declined from the Initial Level if the Securities were not called following an Observation Date, and there will be less time remaining until maturity in which the level of the Underlying can recover.

♦No interest payments. You will not receive any interest payments during the term of the Securities.

♦The Securities are subject to our credit risk, and any actual or anticipated changes to our credit ratings or our credit spreads may adversely affect the market value of the Securities. You are dependent on our ability to pay all amounts due on the Securities, if any, and any payments upon an automatic call or at maturity, and therefore you are subject to our credit risk. If we default on our obligations under the Securities, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the Securities prior to maturity will be affected by changes in the market’s view of our creditworthiness. Any actual or anticipated decline in our credit ratings or increase in our credit spreads charged by the market for taking our credit risk is likely to adversely affect the market value of the Securities.

♦As a finance subsidiary, MSFL has no independent operations and will have no independent assets. As a finance subsidiary, MSFL has no independent operations beyond the issuance and administration of its securities and will have no independent assets available for distributions to holders of MSFL securities if they make claims in respect of such securities in a bankruptcy, resolution or similar proceeding. Accordingly, any recoveries by such holders will be limited to those available under the related guarantee by Morgan Stanley and that guarantee will rank pari passu with all other unsecured, unsubordinated obligations of Morgan Stanley. Holders will have recourse only to a single claim against Morgan Stanley and its assets under the guarantee. Holders of securities issued by MSFL should accordingly assume that in any such proceedings they would not have any priority over and should be treated pari passu with the claims of other unsecured, unsubordinated creditors of Morgan Stanley, including holders of Morgan Stanley-issued securities.

♦The market price of the Securities may be influenced by many unpredictable factors. Several factors, many of which are beyond our control, will influence the value of the Securities in the secondary market and the price at which MS & Co. may be willing to purchase or sell the Securities in the secondary market. Although we expect that generally the closing level of the Underlying on any day will affect the value of the Securities more than any other single factor, other factors that may influence the value of the Securities include:

othe volatility (frequency and magnitude of changes in value) of the Underlying,

ointerest and yield rates in the market,

otime remaining until the Securities mature,

ogeopolitical conditions and economic, financial, political, regulatory or judicial events that affect the Underlying or equities markets generally and which may affect the Observation Date Closing Levels or Final Level, oany actual or anticipated changes in our credit ratings or credit spreads.

Some or all of these factors will influence the terms of the Securities at the time of issuance and the price that you will receive if you are able to sell your Securities prior to maturity, as the Securities are comprised of both a debt component and a performance-based component linked to the Underlying, and these are the types of factors that also generally affect the values of debt securities and derivatives linked to the Underlying. The level of the Underlying may be, and has recently been, volatile, and we can give you no assurance that the volatility will lessen. See “The S&P 500® Index” below. You may receive less, and possibly significantly less, than the principal amount per Security if you try to sell your Securities prior to maturity.

♦Investing in the Securities is not equivalent to investing in the Underlying or the stocks composing the Underlying. Investing in the Securities is not equivalent to investing in the Underlying or the stocks that constitute the Underlying. Investors in the Securities will not participate in any appreciation of the Underlying, and will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the stocks that constitute the Underlying. Additionally, the Underlying is not a “total return” index, which, in addition to reflecting the market prices of the stocks that constitute the Underlying, would also reflect dividends paid on such stocks. The return on the Securities will not include such a total return feature.

♦The Securities will not be listed on any securities exchange and secondary trading may be limited. The Securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the Securities. MS & Co. currently intends, but is not obligated, to make a market in the Securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Securities easily. Because we do not expect that other broker-dealers will participate significantly in the secondary market for the Securities, the price at which you may be able to trade your Securities is likely to depend on the price, if any, at which MS & Co. is willing to transact. If, at any time, MS & Co. were to cease making a market in the Securities, it is likely that there would be no secondary market for the Securities. Accordingly, you should be willing to hold your Securities to maturity.

♦The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the Securities in the Issue Price reduce the economic terms of the Securities, cause the estimated value of the Securities to be less than the Issue Price and will adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., may be willing to purchase the Securities in secondary market transactions will likely be significantly lower than the Issue Price, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the Issue Price and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the Securities in the Issue Price and the lower rate we are willing to pay as issuer make the economic terms of the Securities less favorable to you than they otherwise would be.

However, because the costs associated with issuing, selling, structuring and hedging the Securities are not fully deducted upon issuance, for a period of up to 5 months following the Settlement Date, to the extent that MS & Co. may buy or sell the Securities in the secondary market, absent changes in market conditions, including those related to the Underlying, and to our secondary market credit spreads, it would do so based on values higher than the estimated value, and we expect that those higher values will also be reflected in your brokerage account statements.

♦The estimated value of the Securities is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price. These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect. As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the Securities than those generated by others, including other dealers in the market, if they attempted to value the Securities. In addition, the estimated value on the Trade Date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your Securities in the secondary market (if any exists) at any time. The value of your Securities at any time after the date of this preliminary pricing supplement will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions. See also “The market price of the Securities may be influenced by many unpredictable factors” above.

♦Hedging and trading activity by our affiliates could potentially adversely affect the value of the Securities. One or more of our affiliates and/or third-party dealers expect to carry out hedging activities related to the Securities (and to other instruments linked to the Underlying), including trading in the Underlying. As a result, these entities may be unwinding or adjusting hedge positions during the term of the Securities, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the Final Observation Date approaches. Some of our affiliates also trade the Underlying and other financial instruments related to the Underlying on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the Trade Date could potentially increase the Initial Level, and, as a result, the level at or above which the Underlying must close on any of the Observation Dates (beginning after six months) for the Securities to be called, or the Downside Threshold, which, if the Securities are not called, is the level at or above which the Underlying must close on the Final Observation Date so that you do not suffer a significant loss on your initial investment in the Securities. Additionally, such hedging or trading activities during the term of the Securities could potentially affect the level of the Underlying on the Observation Dates, and, accordingly, whether the Securities are automatically called, and, if the Securities are not called, the payout to you at maturity, if any.

♦The Calculation Agent, which is an affiliate of the Issuer, will make determinations with respect to the Securities. As Calculation Agent, MS & Co. will determine the Initial Level, the Downside Threshold, the Observation Date Closing Levels, the Final Level, whether the Securities will be called following any Observation Date, whether a market disruption event has occurred and the payment that you will receive upon a call or at maturity, if any. Moreover, certain determinations made by MS & Co., in its capacity as Calculation Agent, may require it to exercise discretion and make subjective judgments, such as with respect to the occurrence or nonoccurrence of market disruption events. These potentially subjective determinations may affect the payout to you upon a call or at maturity, if any. For further information regarding these types of determinations, see “Description of Auto-Callable Securities—Postponement of Determination Dates,” “—Discontinuance of Any Underlying; Alteration of Method of Calculation” and “—Calculation Agent and Calculations” in the accompanying product supplement. In addition, MS & Co. has determined the estimated value of the Securities on the Trade Date.

♦The U.S. federal income tax consequences of an investment in the Securities are uncertain. Please note that the discussions in this preliminary pricing supplement concerning the U.S. federal income tax consequences of an investment in the Securities supersede the discussions contained in the accompanying product supplement for auto-callable securities.

There is uncertainty regarding the U.S. federal income tax consequences of an investment in the Securities due to the lack of governing authority. Subject to the discussion under “What Are the Tax Consequences of the Securities” in this preliminary pricing supplement, we intend to treat each Security as a single financial contract that is an “open transaction” for U.S. federal income tax purposes. In the opinion of our counsel, Davis Polk & Wardwell LLP (“our counsel”), this treatment of a Security is reasonable under current law; however, our counsel has advised us that it is unable to conclude affirmatively that this treatment is more likely than not to be upheld, and that alternative treatments are possible. Moreover, because our counsel’s opinion is based in part on market conditions as of the date of this preliminary pricing supplement, it is subject to confirmation on the Trade Date.

If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment for the Securities, the timing and character of income on the Securities might differ significantly from the tax treatment described herein. There is a risk that the IRS may seek to treat all or a portion of the gain on the Securities as ordinary income. For example, due to the terms of the Securities and current market conditions, there is a substantial risk that the IRS could seek to recharacterize the Securities as debt instruments. In that event, U.S. Holders (as defined below) would be required to accrue into income original issue discount on the Securities every year at a “comparable yield” determined at the time of issuance and recognize all income and gain in respect of the Securities as ordinary income. The risk that financial instruments providing for buffers, triggers or similar downside protection features, such as the Securities, would be recharacterized as debt is greater than the risk of recharacterization for comparable financial instruments that do not have such features. We do not plan to request a ruling from the IRS regarding the tax treatment of the Securities, and the IRS or a court may not agree with the tax treatment described in this preliminary pricing supplement.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by Non-U.S. Holders (as defined below) should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect.

Both U.S. and Non-U.S. Holders should read carefully the discussion under “What Are the Tax Consequences of the Securities” in this preliminary pricing supplement and consult their tax advisers regarding all aspects of the U.S. federal tax consequences of an investment in the Securities as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Risks Relating to the Underlying

♦A higher Call Return Rate and/or a lower Downside Threshold may reflect greater expected volatility of the Underlying, and greater expected volatility generally indicates an increased risk of declines in the level of the Underlying and, potentially, a significant loss at maturity. The economic terms for the Securities, including the Call Return Rate and the Downside Threshold, are based, in part, on the expected volatility of the Underlying at the time the terms of the Securities are set. “Volatility” refers to the frequency and magnitude of changes in the level of the Underlying. Higher expected volatility with respect to the Underlying as of the Trade Date generally indicates a greater expectation as of that date that the Final Level of the Underlying could ultimately be less than the Downside Threshold on the Final Observation Date, which would result in a loss of a significant portion or all of the Principal Amount. At the time the terms of the Securities are set, higher expected volatility will generally be reflected in a higher Call Return Rate and/or a lower Downside Threshold, as compared to otherwise comparable securities. Therefore, a relatively higher Call Return Rate, which would increase the upside return if the Securities are automatically called, may indicate an increased risk that the level of the Underlying will decrease substantially, which would result in a significant loss at maturity. In addition, and as described above in "The Securities do not pay interest or guarantee the return of any principal," in general, the higher potential return on the Securities than the return payable on our ordinary debt securities with a comparable maturity indicates the risk that you may not receive a positive return on the Securities and may lose a significant portion or all of your investment. Further, a relatively lower Downside Threshold may not indicate that the Securities have a greater likelihood of a return of principal at maturity. You should be willing to accept the downside market risk of the Underlying and the potential to lose a significant portion or all of your Principal Amount at maturity.

♦Governmental regulatory actions could result in material changes to the composition of the Underlying and could negatively affect your return on the Securities. Governmental regulatory actions, including but not limited to sanctions-related actions by the U.S. or foreign governments, could make it necessary or advisable for there to be material changes to the composition of the Underlying, depending on the nature of such governmental regulatory actions and the Underlying constituent stocks that are affected. If any governmental regulatory action results in the removal of Underlying constituent stocks that have (or historically have had) significant weights within the Underlying, such removal, or even any uncertainty relating to a possible removal, could have a material and negative effect on the level of the Underlying and, therefore, your return on the Securities.

♦Adjustments to the Underlying could adversely affect the value of the Securities. The index publisher of the Underlying is responsible for calculating and maintaining the Underlying. The index publisher may add, delete or substitute the stocks constituting the Underlying or make other methodological changes required by certain corporate events relating to the stocks constituting the Underlying, such as stock dividends, stock splits, spin-offs, rights offerings and extraordinary dividends, that could change the value of the Underlying. The index publisher may discontinue or suspend calculation or publication of the Underlying at any time. In these circumstances, the Calculation Agent will have the sole discretion to substitute a Successor Index that is comparable to the discontinued Index, and is permitted to consider indices that are calculated and published by the Calculation Agent or any of its affiliates. Any of these actions could adversely affect the value of the Underlying, and, consequently, the value of the Securities.

Hypothetical Payments on the Securities at Maturity

The examples below illustrate the payment upon a call or at maturity for a $10 Security on a hypothetical offering of the Securities, with the following assumptions (the actual terms for the Securities are listed on the cover hereof or will be determined on the Trade Date; amounts may have been rounded for ease of reference):

♦Principal Amount: $10

♦Term: Approximately 2 years

♦Hypothetical Initial Level: 4,500

♦Call Return Rate: 8.20% per annum

♦Call Returns:

Observation Date	Call Return	Observation Date	Call Return
First Observation Date	4.10%	Fifth Observation Date	12.30%
Second Observation Date	6.15%	Sixth Observation Date	14.35%
Third Observation Date	8.20%	Final Observation Date	16.40%
Fourth Observation Date	10.25%

♦Observation Dates: Quarterly, beginning on January 9, 2025

♦Hypothetical Downside Threshold: 3,600, which is 80% of the Hypothetical Initial Level

Early Call — Securities are Called following the Second Observation Date

Date	Closing Level	Payment (per Security)
First Observation Date	3,800 (below Initial Level; Securities NOT called)	--
Second Observation Date	4,750 (at or above Initial Level; Securities are called)	$10 + ($10 x Call Return) = $10 + ($10 x 6.15%) = $10.615

The Observation Date Closing Level is below the Initial Level on the first Observation Date (beginning after six months) but above the Initial Level on the second Observation Date and therefore the Securities are called on the second Call Settlement Date. MSFL will pay you on the Call Settlement Date the principal amount of $10.00 plus a Call Return of 6.15% per Security, reflecting the Call Return Rate of 8.20% on a per-annum basis. No further amount will be owed to you under the Securities, and you do not participate in the appreciation of the Underlying.

Payment at Maturity

Example 1 — The Final Level is ABOVE the Initial Level; Securities are Called on the Maturity Date

Date	Closing Level	Payment (per Security)
First Observation Date	3,600 (below Initial Level; Securities Not Called)	--
Second Observation Date	3,000 (below Initial Level; Securities Not Called)	--
Third through Sixth Observation Dates	Various (all below Initial Level; Securities Not Called)	--
Final Observation Date	4,900 (at or above Initial Level)	$10 + ($10 x Call Return) = $10 + ($10 x 16.40%) = $11.64 (Payment at Maturity)

The Observation Date Closing Level is below the Initial Level on each of the Observation Dates prior to the Final Observation Date and therefore the Securities are not called prior to maturity. On the Final Observation Date, the Final Level is greater than the Initial Level and therefore MSFL will call the Securities on the Maturity Date and pay you at maturity the principal amount plus the Call Return of 16.40% per Security. Investors do not participate in the appreciation of the Underlying.

Example 2 — The Final Level is BELOW the Initial Level but AT OR ABOVE the Downside Threshold

Date	Closing Level	Payment (per Security)
First Observation Date	3,900 (below Initial Level; Securities Not Called)	--
Second Observation Date	3,150 (below Initial Level; Securities Not Called)	--
Third through Sixth Observation Dates	Various (all below the Initial Level; Securities Not Called)	--
Final Observation Date	3,700 (below Initial Level, at or above Downside Threshold)	$10

Since the Securities are not called prior to maturity and the Final Level of the Underlying is below the Initial Level but at or above the Downside Threshold, at maturity MSFL will pay you the $10 principal amount per Security.

Example 3 —The Final Level is BELOW the Downside Threshold

Date	Closing Level	Payment (per Security)
First Observation Date	3,620 (below Initial Level; Securities Not Called)	--
Second Observation Date	3,100 (below Initial Level; Securities Not Called)	--
Third through Sixth Observation Dates	Various (all below the Initial Level; Securities Not Called)	--
Final Observation Date	1,350 (below Downside Threshold)	$10 + ($10 x Underlying Return) = $10 + ($10 x -70%) = $3.00 (Payment at Maturity)

Since the Securities are not called prior to maturity and the Final Level of the Underlying is below the Downside Threshold, at maturity MSFL will pay you $3.00 per Security, reflecting a loss of principal proportionate to the full decline in the Final Level from the Initial Level.

The Securities differ from ordinary debt securities in that, among other features, MSFL is not necessarily obligated to repay the full amount of your initial investment. If the Securities are not called, you may lose a significant portion or all of your initial investment. Specifically, if the Securities are not called and the Final Level is less than the Downside Threshold, you will lose 1% (or a fraction thereof) of your principal amount for each 1% (or a fraction thereof) that the Underlying Return is negative. Any payment on the Securities, including any payment upon an automatic call or the Payment at Maturity, is dependent on our ability to satisfy our obligations when they come due. If we are unable to meet our obligations, you may not receive any amounts due to you under the Securities.

What Are the Tax Consequences of the Securities?

Prospective investors should note that the discussion under the section called “United States Federal Taxation” in the accompanying product supplement for auto-callable securities does not apply to the Securities issued under this preliminary pricing supplement and is superseded by the following discussion.

The following summary is a general discussion of the principal U.S. federal income tax consequences and certain estate tax consequences of the ownership and disposition of the Securities. This discussion applies only to investors in the Securities who:

♦purchase the Securities in the original offering; and

♦hold the Securities as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).

This discussion does not describe all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances or to holders subject to special rules, such as:

♦certain financial institutions;

♦insurance companies;

♦dealers and certain traders in securities or commodities;

♦investors holding the Securities as part of a “straddle,” wash sale, conversion transaction, integrated transaction or constructive sale transaction;

♦U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;

♦partnerships or other entities classified as partnerships for U.S. federal income tax purposes;

♦regulated investment companies;

♦real estate investment trusts; or

♦tax-exempt entities, including “individual retirement accounts” or “Roth IRAs” as defined in Section 408 or 408A of the Code, respectively.

If an entity that is classified as a partnership for U.S. federal income tax purposes holds the Securities, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. If you are a partnership holding the Securities or a partner in such a partnership, you should consult your tax adviser as to the particular U.S. federal tax consequences of holding and disposing of the Securities to you.

In addition, we will not attempt to ascertain whether any issuer of any shares to which a Security relates (such shares hereafter referred to as “Underlying Shares”) is treated as a “passive foreign investment company” (“PFIC”) within the meaning of Section 1297 of the Code or as a “U.S. real property holding corporation” (“USRPHC”) within the meaning of Section 897 of the Code. If any issuer of Underlying Shares were so treated, certain adverse U.S. federal income tax consequences might apply, to a U.S. Holder in the case of a PFIC and to a Non-U.S. Holder (as defined below) in the case of a USRPHC, upon the sale, exchange or settlement of the Securities. You should refer to information filed with the Securities and Exchange Commission or other governmental authorities by the issuers of the Underlying Shares and consult your tax adviser regarding the possible consequences to you if any issuer is or becomes a PFIC or USRPHC.

As the law applicable to the U.S. federal income taxation of instruments such as the Securities is technical and complex, the discussion below necessarily represents only a general summary. Moreover, the effect of any applicable state, local or non-U.S. tax laws is not discussed, nor are any alternative minimum tax consequences or consequences resulting from the Medicare tax on investment income.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date of this preliminary pricing supplement, changes to any of which subsequent to the date hereof may affect the tax consequences described herein. Persons considering the purchase of the Securities should consult their tax advisers with regard to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

General

There is uncertainty regarding the U.S. federal income tax consequences of an investment in the Securities due to the lack of governing authority. We intend to treat each Security as a single financial contract that is an “open transaction” for U.S. federal income tax purposes. In the opinion of our counsel, Davis Polk & Wardwell LLP, this treatment of a Security is reasonable under current law; however, our counsel has advised us that it is unable to conclude affirmatively that this treatment is more likely than not to be upheld, and that alternative treatments are possible. Moreover, because our counsel’s opinion is based in part on market conditions as of the date of this preliminary pricing supplement, it is subject to confirmation on the Trade Date.

Due to the absence of statutory, judicial or administrative authorities that directly address the treatment of the Securities or instruments that are similar to the Securities for U.S. federal income tax purposes, no assurance can be given that the Internal Revenue Service (the “IRS”) or a court will agree with the tax treatment described herein. Accordingly, you should consult your tax adviser regarding all aspects of the U.S. federal tax consequences of an investment in the Securities (including possible alternative treatments of the Securities). Unless otherwise stated, the following discussion is based on the treatment of the Securities as described in the previous paragraph.

Tax Consequences to U.S. Holders

This section applies to you only if you are a U.S. Holder. As used herein, the term “U.S. Holder” means a beneficial owner of a Security that is, for U.S. federal income tax purposes:

♦a citizen or individual resident of the United States;

♦a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state thereof or the District of Columbia; or

♦an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

Tax Treatment of the Securities

Assuming the treatment of the Securities as set forth above is respected, the following U.S. federal income tax consequences should result.

Tax Treatment Prior to Settlement. A U.S. Holder should not be required to recognize taxable income over the term of the Securities prior to settlement, other than pursuant to a sale or exchange as described below.

Tax Basis. A U.S. Holder’s tax basis in the Securities should equal the amount paid by the U.S. Holder to acquire the Securities.

Sale, Exchange or Settlement of the Securities. Upon a sale, exchange or settlement of the Securities, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized on the sale, exchange or settlement and the U.S. Holder’s tax basis in the Securities sold, exchanged or settled. Subject to the discussion above regarding the possible application of Section 1297 of the Code, any gain or loss recognized upon the sale, exchange or settlement of the Securities should be long-term capital gain or loss if the U.S. Holder has held the Securities for more than one year at such time, and short-term capital gain or loss otherwise.

Possible Alternative Tax Treatments of an Investment in the Securities

Due to the absence of authorities that directly address the proper tax treatment of the Securities, no assurance can be given that the IRS will accept, or that a court will uphold, the treatment described above. In particular, due to the terms of the Securities and current market conditions, there is a substantial risk that the IRS could seek to analyze the U.S. federal income tax consequences of owning the Securities under Treasury regulations governing contingent payment debt instruments (the “Contingent Debt Regulations”). If the IRS were successful in asserting that the Contingent Debt Regulations applied to the Securities, the timing and character of income thereon would be significantly affected. Among other things, a U.S. Holder would be required to accrue into income original issue discount on the Securities every year at a “comparable yield” determined at the time of their issuance, adjusted upward or downward to reflect the difference, if any, between the actual and the projected amount of the contingent payment on the Securities. Furthermore, any gain realized by a U.S. Holder at maturity or upon a sale, exchange or other disposition of the Securities would generally be treated as ordinary income, and any loss realized would be treated as ordinary loss to the extent of the U.S. Holder’s prior accruals of original issue discount and as capital loss thereafter. The risk that financial instruments providing for buffers, triggers or similar downside protection features, such as the Securities, would be recharacterized as debt is greater than the risk of recharacterization for comparable financial instruments that do not have such features.

Other alternative federal income tax treatments of the Securities are also possible, which, if applied, could significantly affect the timing and character of the income or loss with respect to the Securities. In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; and whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect. U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Securities, including possible alternative treatments and the issues presented by this notice.

Backup Withholding and Information Reporting

Backup withholding may apply in respect of the payment on the Securities at maturity and the payment of proceeds from a sale, exchange or other disposition of the Securities, unless a U.S. Holder provides proof of an applicable exemption or a correct taxpayer identification number and otherwise complies with applicable requirements of the backup withholding rules. The amounts withheld under the backup withholding rules are not an additional tax and may be refunded, or credited against the U.S. Holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS. In addition, information returns may be filed with the IRS in connection with the payment on the Securities and the payment of proceeds from a sale, exchange or other disposition of the Securities, unless the U.S. Holder provides proof of an applicable exemption from the information reporting rules.

Tax Consequences to Non-U.S. Holders

This section applies to you only if you are a Non-U.S. Holder. As used herein, the term “Non-U.S. Holder” means a beneficial owner of a Security that is, for U.S. federal income tax purposes:

♦an individual who is classified as a nonresident alien;

♦a foreign corporation; or

♦a foreign estate or trust.

The term “Non-U.S. Holder” does not include any of the following holders:

♦a holder who is an individual present in the United States for 183 days or more in the taxable year of disposition and who is not otherwise a resident of the United States for U.S. federal income tax purposes;

♦certain former citizens or residents of the United States; or

♦a holder for whom income or gain in respect of the Securities is effectively connected with the conduct of a trade or business in the United States.

Such holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Securities.

Tax Treatment upon Sale, Exchange or Settlement of the Securities

In general. Assuming the treatment of the Securities as set forth above is respected, and subject to the discussions below concerning backup withholding and the possible application of Section 871(m) of the Code and the discussion above concerning the possible application of Section 897 of the Code, a Non-U.S. Holder of the Securities generally will not be subject to U.S. federal income or withholding tax in respect of amounts paid to the Non-U.S. Holder.

Subject to the discussions regarding the possible application of Sections 871(m) and 897 of the Code and FATCA, if all or any portion of a Security were recharacterized as a debt instrument, any payment made to a Non-U.S. Holder with respect to the Securities would not be subject to U.S. federal withholding tax, provided that:

♦the Non-U.S. Holder does not own, directly or by attribution, ten percent or more of the total combined voting power of all classes of Morgan Stanley stock entitled to vote;

♦the Non-U.S. Holder is not a controlled foreign corporation related, directly or indirectly, to Morgan Stanley through stock ownership;

♦the Non-U.S. Holder is not a bank receiving interest under Section 881(c)(3)(A) of the Code, and

♦the certification requirement described below has been fulfilled with respect to the beneficial owner.

Certification Requirement. The certification requirement referred to in the preceding paragraph will be fulfilled if the beneficial owner of a Security (or a financial institution holding a Security on behalf of the beneficial owner) furnishes to the applicable withholding agent an IRS Form W-8BEN (or other appropriate form) on which the beneficial owner certifies under penalties of perjury that it is not a U.S. person.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. Among the issues addressed in the notice is the degree, if any, to which any income with respect to instruments such as the Securities should be subject to U.S. withholding tax. It is possible that any Treasury regulations or other guidance promulgated after consideration of this issue could materially and adversely affect the withholding tax consequences of ownership and disposition of the Securities, possibly on a retroactive basis. Non-U.S. Holders should note that we currently do not intend to withhold on any payment made with respect to the Securities to Non-U.S. Holders (subject to compliance by such holders with the certification requirement described above and to the discussions regarding Sections 871(m) and 897 of the Code and FATCA). However, in the event of a change of law or any formal or informal guidance by the IRS, the U.S. Treasury Department or Congress, we may decide to withhold on payments made with respect to the Securities to Non-U.S. Holders, and we will not be required to pay any additional amounts with respect to amounts withheld. Accordingly, Non-U.S. Holders should consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the Securities, including the possible implications of the notice referred to above.

Section 871(m) Withholding Tax on Dividend Equivalents

Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% (or a lower applicable treaty rate) withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities (each, an “Underlying Security”). Subject to certain exceptions, Section 871(m) generally applies to securities that substantially replicate the economic performance of one or more Underlying Securities, as determined based on tests set forth in the applicable Treasury regulations (a “Specified Security”). However, pursuant to an IRS notice, Section 871(m) will not apply to securities issued before January 1, 2027 that do not have a delta of one with respect to any Underlying Security. Based on the terms of the Securities and current market conditions, we expect that the Securities will not have a delta of one with respect to any Underlying Security on the Trade Date. However, we will provide an updated determination in the final pricing supplement. Assuming that the Securities do not have a delta of one with respect to any Underlying Security, our counsel is of the opinion that the Securities should not be Specified Securities and, therefore, should not be subject to Section 871(m).

Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. If withholding is required, we will not be required to pay any additional amounts with respect to the amounts so withheld. You should consult your tax adviser regarding the potential application of Section 871(m) to the Securities.

U.S. Federal Estate Tax

Individual Non-U.S. Holders and entities the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty exemption, the Securities may be treated as U.S. situs property subject to U.S. federal estate tax. Prospective investors that are non-U.S. individuals, or are entities of the type described above, should consult their tax advisers regarding the U.S. federal estate tax consequences of an investment in the Securities.

Backup Withholding and Information Reporting

Information returns may be filed with the IRS in connection with the payment on the Securities at maturity as well as in connection with the payment of proceeds from a sale, exchange or other disposition of the Securities. A Non-U.S. Holder may be subject to backup withholding in respect of amounts paid to the Non-U.S. Holder, unless such Non-U.S. Holder complies with certification procedures to establish that it is not a U.S. person for U.S. federal income tax purposes or otherwise establishes an exemption. Compliance with the certification procedures described above under “―Tax Treatment upon Sale, Exchange or Settlement of the Securities – Certification Requirement” will satisfy the certification requirements necessary to avoid backup withholding as well. The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

FATCA

Legislation commonly referred to as “FATCA” generally imposes a withholding tax of 30% on payments to certain non-U.S. entities (including financial intermediaries) with respect to certain financial instruments, unless various U.S. information reporting and due diligence requirements have been satisfied. An intergovernmental agreement between the United States and the non-U.S. entity’s jurisdiction may modify these requirements. FATCA generally applies to certain financial instruments that are treated as paying U.S.-source interest or other U.S.-source “fixed or determinable annual or periodical” income (“FDAP income”). Due to the terms of the Securities and current market conditions, there is a substantial risk that the IRS could seek to recharacterize the Securities as debt instruments. If the Securities were recharacterized as debt instruments, FATCA would apply to any payment of amounts treated as interest and to payments of gross proceeds of the disposition (including upon retirement) of the Securities. However, under proposed regulations (the preamble to which specifies that taxpayers are permitted to rely on them pending finalization), no withholding will apply on payments of gross proceeds (other than amounts treated as FDAP income). If withholding were to apply to the Securities, we would not be required to pay any additional amounts with respect to amounts withheld. Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the potential application of FATCA to the Securities.

The discussion in the preceding paragraphs under “What Are the Tax Consequences of the Securities,” insofar as it purports to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal income tax consequences of an investment in the Securities.

S&P 500® Index

The S&P 500® Index, which is calculated, maintained and published by S&P® Dow Jones Indices LLC (“S&P®”), is intended to provide a benchmark for performance measurement of the large capitalization segment of the U.S. equity markets by tracking the stock price movement of 500 companies with large market capitalizations. Component stocks of the S&P 500® Index are required to have a total company level market capitalization that reflects approximately the 85th percentile of the S&P® Total Market Index. The S&P 500® Index measures the relative performance of the common stocks of 500 companies as of a particular time as compared to the performance of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. For additional information about the S&P 500® Index, see the information set forth under “S&P® U.S. Indices—S&P 500® Index” in the accompanying index supplement.

“Standard & Poor’s®,” “S&P®,” “S&P 500®,” “Standard & Poor’s 500” and “500” are trademarks of Standard and Poor’s Financial Services LLC. For more information, see “S&P® U.S. Indices” in the accompanying index supplement.

Historical Information

The following table sets forth the published high and low Closing Levels, as well as the end-of-quarter Closing Levels, of the S&P 500® Index for each quarter in the period from January 1, 2019 through July 5, 2024. The Closing Level of the S&P 500® Index on July 5, 2024  was 5,567.19. We obtained the information in the table below from Bloomberg Financial Markets, without independent verification. The historical Closing Levels of the S&P 500® Index should not be taken as an indication of future performance, and no assurance can be given as to the level of the S&P 500® Index on any Observation Date, including the Final Observation Date.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/1/2019	3/31/2019	2,854.88	2,447.89	2,834.40
4/1/2019	6/30/2019	2,954.18	2,744.45	2,941.76
7/1/2019	9/30/2019	3,025.86	2,840.60	2,976.74
10/1/2019	12/31/2019	3,240.02	2,887.61	3,230.78
1/1/2020	3/31/2020	3,386.15	2,237.40	2,584.59
4/1/2020	6/30/2020	3,232.39	2,470.50	3,100.29
7/1/2020	9/30/2020	3,580.84	3,115.86	3,363.00
10/1/2020	12/31/2020	3,756.07	3,269.96	3,756.07
1/1/2021	3/31/2021	3,974.54	3,700.65	3,972.89
4/1/2021	6/30/2021	4,297.50	4,019.87	4,297.50
7/1/2021	9/30/2021	4,536.95	4,258.49	4,307.54
10/1/2021	12/31/2021	4,793.06	4,300.46	4,766.18
1/1/2022	3/31/2022	4,796.56	4,170.70	4,530.41
4/1/2022	6/30/2022	4,582.64	3,666.77	3,785.38
7/1/2022	9/30/2022	4,305.20	3,585.62	3,585.62
10/1/2022	12/31/2022	4,080.11	3,577.03	3,839.50
1/1/2023	3/31/2023	4,179.76	3,808.10	4,109.31
4/1/2023	6/30/2023	4,450.38	4,055.99	4,450.38
7/1/2023	9/30/2023	4,588.96	4,273.53	4,288.05
10/1/2023	12/31/2023	4,783.35	4,117.37	4,769.83
1/1/2024	3/31/2024	5,254.35	4,688.68	5,254.35
4/1/2024	6/30/2024	5,487.03	4,967.23	5,460.48
7/1/2024	7/5/2024*	5,567.19	5,475.09	5,567.19

* Available information for the indicated period includes data for less than the entire calendar quarter, and, accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only.

The graph below illustrates the performance of the S&P 500® Index from January 1, 2008 through July 5, 2024, based on information from Bloomberg.

* The dotted line indicates the hypothetical Downside Threshold, assuming the Closing Level of the Underlying on July 5, 2024 were its Initial Level.

Past performance is not indicative of future results.

Additional Terms of the Securities

If the terms described in this preliminary pricing supplement are inconsistent with those described in the accompanying product supplement, index supplement or prospectus, the terms described in this preliminary pricing supplement will prevail.

The accompanying product supplement for autocallable securities refers to the Underlying as the “index,” the Initial Level as the “initial index value,” the Closing Level as the “index closing value,” the Trade Date as the “pricing date,” the Observation Dates as “determination dates,” the Final Observation Date as the “final determination date,” the Downside Threshold as the “downside threshold level” and the Call Settlement Dates as the “Early Redemption Dates.”

Index Publisher

S&P® Dow Jones Indices LLC or any successor thereto.

Issuer Notice to Registered Security Holders, the Trustee and the Depositary

In the event that the Maturity Date of the Securities is postponed due to a postponement of the Final Observation Date, the Issuer shall give notice of such postponement and, once it has been determined, of the date to which the Maturity Date has been rescheduled (i) to each registered holder of the Securities by mailing notice of such postponement by first class mail, postage prepaid, to such registered holder’s last address as it shall appear upon the registry books, (ii) to the Trustee by facsimile confirmed by mailing such notice to the Trustee by first class mail, postage prepaid, at its New York office and (iii) to The Depository Trust Company (the “Depositary”) by telephone or facsimile confirmed by mailing such notice to the Depositary by first class mail, postage prepaid.  Any notice that is mailed to a registered holder of the Securities in the manner herein provided shall be conclusively presumed to have been duly given to such registered holder, whether or not such registered holder receives the notice.  The Issuer shall give such notice as promptly as possible, and in no case later than (i) with respect to notice of postponement of the Maturity Date, the business day immediately preceding the scheduled Maturity Date and (ii) with respect to notice of the date to which the Maturity Date has been rescheduled, the business day immediately following the Final Observation Date as postponed.

In the event that the Securities are subject to Automatic Call, the Issuer shall, (i) on the business day following the applicable Observation Date, give notice of the Automatic Call and the applicable automatic call payment, including specifying the payment date of the applicable amount due upon the Automatic Call, (x) to each registered holder of the Securities by mailing notice of such Automatic Call by first class mail, postage prepaid, to such registered holder’s last address as it shall appear upon the registry books, (y) to the Trustee by facsimile confirmed by mailing such notice to the Trustee by first class mail, postage prepaid, at its New York office and (z) to the Depositary by telephone or facsimile confirmed by mailing such notice to the Depositary by first class mail, postage prepaid and (ii) on or prior to the Automatic Call Date, deliver the aggregate cash amount due with respect to the Securities to the Trustee for delivery to the Depositary, as holder of the securities.  Any notice that is mailed to a registered holder of the Securities in the manner herein provided shall be conclusively presumed to have been duly given to such registered holder, whether or not such registered holder receives the notice. This notice shall be given by the Issuer or, at the Issuer’s request, by the Trustee in the name and at the expense of the Issuer, with any such request to be accompanied by a copy of the notice to be given.

The Issuer shall, or shall cause the Calculation Agent to, (i) provide written notice to the Trustee and to the Depositary of the amount of cash, if any, to be delivered with respect to the Securities, on or prior to 10:30 a.m. (New York City time) on the business day preceding the Maturity Date, and (ii) deliver the aggregate cash amount due with respect to the Securities, if any, to the Trustee for delivery to the Depositary, as holder of the Securities, on or prior to the Maturity Date.

Additional Information About the Securities

Use of Proceeds and Hedging

The proceeds from the sale of the Securities will be used by us for general corporate purposes. We will receive, in aggregate, $10 per Security issued, because, when we enter into hedging transactions in order to meet our obligations under the Securities, our hedging counterparty will reimburse the cost of the Agent’s commissions. The costs of the Securities borne by you and described on page 2 above comprise the Agent’s commissions and the cost of issuing, structuring and hedging the Securities. See also “Use of Proceeds” in the accompanying prospectus.

On or prior to the Trade Date, we will hedge our anticipated exposure in connection with the Securities, by entering into hedging transactions with our affiliates and/or third party dealers. We expect our hedging counterparties to take positions in the constituent stocks of the Index, in futures or options contracts on the Index or the constituent stocks of the Index, as well as in other instruments related to the Index that they may wish to use in connection with such hedging. Such purchase activity could potentially increase the Initial Level, and, as a result, the level at or above which the Underlying must close on any Observation Date for the Securities to be called, or the Downside Threshold, which, if the Securities are not called, is the level at or above which the Underlying must close on the Final Observation Date so that you do not suffer a significant loss on your initial investment in the Securities. In addition, through our affiliates, we are likely to modify our hedge position throughout the life of the Securities, including on the Final Observation Date, by purchasing and selling the Underlying, futures or options contracts on the Underlying, or any other securities or instruments that we may wish to use in connection with such hedging activities, including by purchasing or selling any such securities or instruments on the Final Observation Date. As a result, these entities may be unwinding or adjusting hedge positions during the term of the Securities, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the Final Observation Date approaches. We cannot give any assurance that our hedging activities will not affect the value of the Underlying, and, therefore, affect the value of the Securities, whether the Securities are called, or the payment you will receive at maturity, if any, if the Securities are not called.

Supplemental Plan of Distribution; Conflicts of Interest

MS & Co. will act as the agent for this offering. We will agree to sell to MS & Co., and MS & Co. will agree to purchase, all of the Securities at the issue price less the underwriting discount indicated on the cover of this document. UBS Financial Services Inc., acting as dealer, will receive from MS & Co. a fixed sales commission of $0.15 for each Security it sells.

MS & Co. is our affiliate and a wholly owned subsidiary of Morgan Stanley, and it and other affiliates of ours expect to make a profit by selling, structuring and, when applicable, hedging the Securities. When MS & Co. prices this offering of Securities, it will determine the economic terms of the Securities such that for each Security the estimated value on the Trade Date will be no lower than the minimum level described in “Additional Information about Morgan Stanley, MSFL and the Securities” on page 2.

MS & Co. will conduct this offering in compliance with the requirements of Rule 5121 of the Financial Industry Regulatory Authority, Inc. (“FINRA”), regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.

In order to facilitate the offering of the Securities, the agent may engage in transactions that stabilize, maintain or otherwise affect the price of the Securities. Specifically, the agent may sell more Securities than it is obligated to purchase in connection with the offering, creating a naked short position in the Securities, for its own account. The agent must close out any naked short position by purchasing the Securities in the open market. A naked short position is more likely to be created if the agent is concerned that there may be downward pressure on the price of the Securities in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, the agent may bid for, and purchase, the Securities or the constituent stocks of the Underlying in the open market to stabilize the price of the Securities. Any of these activities may raise or maintain the market price of the Securities above independent market levels or prevent or retard a decline in the market price of the Securities. The agent is not required to engage in these activities, and may end any of these activities at any time. An affiliate of the agent has entered into a hedging transaction with us in connection with this offering of Securities. See “—Use of Proceeds and Hedging” above.